Exhibit (13)(d)

FORM OF SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the “Agreement”) is made effective as of October 2nd, 2024 (the “Effective Date”), by and between PINE Advisors LLC, (“PINE”), and Tortoise Capital Series Trust (the “Client” or the “Trust”). PINE and Client are each referred to herein as a “Party,” and collectively, the “Parties.”

WHEREAS, Client is a registered investment company trust under the Investment Company Act of 1940 (the “1940 Act”); and

WHEREAS, Client desires to retain PINE to perform the services referenced herein and wishes to enter into this Agreement in order to set forth the terms and conditions upon which PINE will render and implement the services specified herein.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.       Appointment and Delivery of Documents

(a)       The Client hereby appoints, and PINE hereby agrees to provide, an employee of PINE reasonably acceptable to the Board of Trustees of the Client (the “Board”) to serve as the Client’s Chief Compliance Officer (“CCO”) and Principal Financial Officer (“PFO”), each for the period and on the terms and conditions set forth in this Agreement.

(b)      In connection therewith, the Client has delivered to PINE copies of, and shall promptly furnish PINE with all amendments of or supplements to: (i) the Client’s Certificate of Trust, Agreement and Declaration of Trust and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Client’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the 1940 Act (the “Registration Statement”); (iii) the Client’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”); and (iv) all compliance policies, programs and procedures adopted by the Client. The Client shall deliver to PINE a certified copy of the resolution of the Board appointing the CCO and PFO hereunder and authorizing the execution and delivery of this Agreement. In addition, the Client shall deliver, or cause to deliver, to PINE upon PINE’s reasonable request any other documents that would enable PINE to perform the services described in this Agreement.

2.       Duties of PINE.

(a)       During the Term (as defined below), PINE agrees to provide to Client the services (the “Services”) set forth in Appendix A attached hereto, which is herein incorporated by reference, upon the terms and conditions hereinafter set forth.

(b)       During the Term, PINE shall make available an employee of PINE who is competent and knowledgeable regarding the management and internal controls of registered investment companies such as Client to serve as Client’s Chief Financial Officer and Treasurer and act as Client’s Principal Financial Officer (such individual being referred to herein as the “Principal Financial Officer” or “PFO”).

(c)       During the Term, PINE shall make available an employee of PINE who is competent and knowledgeable regarding establishing and maintaining compliance policies and procedures of registered investment companies such as Client to serve as Client’s Chief Compliance Officer (such individual being referred to herein as the “Chief Compliance Officer” or “CCO”).

(d)       The Services provided by PINE hereunder are not exclusive to Client. Nothing herein shall be deemed to limit or restrict the rights of PINE, PINE’s affiliates, or any of their respective directors, officers, managers, shareholders, members, employees, contractors, agents, or representatives (collectively, the “PINE Parties”) to provide similar or related services, or use similar or related processes and methods, to other persons (including potential competitors) during the Term.

(e)       To the extent PINE is required or requested to maintain books and records pursuant to Appendix A and/or Applicable Laws (as defined below), such books and records shall be maintained in the manner and for the periods as are required by Applicable Law. All books and records pertaining to Client that are in the possession of PINE shall be the property of Client; provided, however, that PINE may at its option retain a copy of such records for internal and regulatory purposes. Client, or the Client’s authorized representatives, shall have access to such books and records at all times during PINE’s normal business hours. Upon the request of Client, PINE shall deliver a complete copy of such books and records to Client or the Client’s authorized representatives at Client’s expense; following its delivery of such books and records, PINE shall have no further responsibility to preserve or maintain such books and records.

3.       Duties of Client.

(a)       Client shall furnish PINE with any and all instructions, explanations, information, specifications and documentation deemed useful or necessary by PINE in the performance of the Services and shall give PINE prompt notice of any changes thereto. Client shall provide PINE with all documentation it needs to perform its duties and not withhold any material documents, facts or information. Client shall give timely instructions to PINE in regard to matters affecting the performance of the Services. Such instructions shall be in writing and may be sent via e-mail or by such other means as may be agreed upon from time to time by PINE and Client in writing. No oral instructions shall be accepted by PINE unless promptly confirmed in writing by Client. Client shall certify to PINE in writing the names and specimen signatures of persons authorized to give instructions hereunder. PINE shall be entitled to rely upon the identity and authority of such persons until it receives written notice from Client to the contrary. PINE shall be entitled to rely fully on the accuracy and validity of any and all instructions, explanations, information, specifications and documentation furnished to it by Client and shall have no duty or obligation to investigate or to review the accuracy, validity or propriety of such instructions, explanations, information, specifications or documentation.

(b)       Notwithstanding any other provisions of this Agreement, PINE’s maximum liability to Client for any claims, losses, damages or expenses from any cause whatsoever, except for those arising out of PINE’s gross negligence, in connection with this Agreement, regardless of the form of action, whether in contract, tort or otherwise, shall not exceed the total annual fees paid or payable by client to pine under this agreement. For clarity, the foregoing limitation applies only to damages caused directly by PINE’s provision of Services under this Agreement and does not apply to any damages caused by third parties relied on by PINE. In no event shall PINE be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever, including but not limited to lost profits, lost business opportunity or other similar damages, even if such party has been advised of the possibility of such damages. The limitations in this section shall apply regardless of the form of action, whether in contract, statute, tort (including, without limitation, negligence) or otherwise.

4.       Scope Limitations and Acknowledgements. With respect to the Services provided by PINE pursuant to this Agreement, Client acknowledges and agrees as follows:

(a)      Except as contemplated by Sections 2(b) and 2(c) above, the Services provided by PINE hereunder shall consist of advice and consulting services only. All actions taken pursuant to the advice provided by PINE shall be subject to the ultimate discretion, direction, and control of Client and its respective officers, trustees and employees (collectively, the “Client Parties”), and Client shall be exclusively responsible for all such decisions and actions. Except as specifically provided herein, Client assumes and shall be solely responsible for ensuring that Client’s business is in compliance with all laws, rules and regulations of governmental authorities having jurisdiction over Client, including, for the avoidance of doubt, U.S. securities and/or international tax laws and regulations, as applicable (“Applicable Law”).

(b)      No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of PINE, and PINE is not hereby agreeing, to (A) provide investment advisory, sub-advisory or management services to Client or any of its affiliates, (B) furnish any advice or make any recommendations regarding the purchase or sale of securities or other instruments, or (C) render any opinions or recommendations of any kind with respect to purchasing or selling securities or other instruments or to perform any such similar services in connection with providing the Services hereunder.

(c)      PINE is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and the Services provided by PINE hereunder do not include any public accounting, audit, or tax services or advice. Client will rely solely on the accounting and tax advice of its own advisors.

(d)      PINE is not a law firm and the Services provided by PINE hereunder do not include any legal services or legal advice. Because no attorney-client relationship exists between PINE’s attorneys and Client, any information provided to PINE or its attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, in which case PINE shall provide Client prior notice of any such disclosure and cooperate fully with Client at Client’s sole cost, should Client desire to defend against such disclosure.

(e)      Except as otherwise set forth on Appendix A, Client shall be responsible for appointing and supervising its own Anti-Money Laundering Reporting Officer (if required to do so by Applicable Law) and, under no circumstances shall PINE or any of the PINE Parties be responsible or liable for Client’s compliance or non-compliance with any anti-money laundering laws and regulations of any jurisdiction in which Client operates.

(f)      Upon approval and appointment by Client’s Board, an employee of PINE shall serve as Client’s CCO and PFO and provide those Services as outlined in Appendix A. In doing so, PINE shall ensure applicable SEC regulatory requirements are met. PINE shall also provide any advice and recommendations to Client as is necessary to comply with those requirements, but all decisions in connection with the implementation of PINE’s advice and recommendations shall be and remain the sole and exclusive responsibility of the Client.

(g)      The CCO and PFO shall be permitted to consult counsel at the cost of the Client relating to Client matters should such consultation become necessary. PINE will first consult legal and accounting counsel to the Client in such circumstances, and, if necessary, after prior notice to the Client, may consult other legal or accounting counsel at the cost of Client.

5.       Compensation; Reimbursement.

(a)       In consideration for the Services to be performed hereunder by PINE, Client shall pay PINE the fees listed in Appendix B attached hereto within thirty (30) days after the date of Client’s receipt of an invoice, which shall be paid by Client monthly in advance of services rendered. Client understands and agrees that to the extent, subsequent to the execution of this Agreement, Client hires either internal or external resources to provide services duplicative of those listed in Appendix A hereto, such activity will in no way: (i) excuse any payment obligation of Client for fees due under this Agreement as detailed in Appendix B hereto, or (ii) affect in any way the terms of this Agreement unless this Agreement is terminated prior to the expiration of the Term in accordance with Section 12 below.

(b)       During the Term, Client shall reimburse PINE for all reasonable and necessary travel and lodging expenses and other out-of-pocket expenses incurred by PINE in connection with the performance of the duties of the CCO and/or PFO hereunder upon presentation of appropriate receipts and other reasonable documentation as the Client may request.

(c)       To the extent that Appendix B sets forth escalating fees by year, PINE’s fees will increase to the rates set forth on Appendix B for the applicable year effective as of January 1st of the stated year. On January 1st of each year subsequent to the year period(s) set forth on Appendix B (as applicable, the “Fee Adjustment Date”), the fees in effect for the previous calendar year shall be increased by an amount equal to the percentage increase in the US Consumer Price Index – All Urban Consumers – U.S. City Average – All Items compiled by the US Bureau of Labor Statistics (“CPI-U”), as published thirty (30) days prior to the Fee Adjustment Date, for the preceding twelve (12) month period. In the absence of CPI-U being published, the Parties shall agree in writing to use another index that most closely resembles CPI-U.

6.       Intellectual Property.

(a)     All work product and other deliverables and materials that PINE creates for Client at the direction of Client in connection with performance of the Services (collectively, “Work Product”) shall be the property of Client, and Client shall have a right to copy and reproduce such Work Product and to provide it to others as required by Applicable Law or Client’s business. PINE hereby assigns all right, title and interest in and to all Work Product to Client. If requested, PINE will also execute and deliver to Client other documentation that Client reasonably requests to perfect or evidence its ownership in such Work Product.

(b)       Notwithstanding any provision of this Agreement to the contrary, any and all know-how, routines, methodologies, processes, strategies, tools, technologies, advice, templates, inventions, software, programs, concepts, screen formats, report formats, interactive design techniques, patents, copyrights, trade secrets and other intellectual property rights created, adapted, developed, or used by PINE in its business generally that do not incorporate or require the use of Client’s Confidential Information (the “PINE Tools”), shall be and remain the sole property of PINE, and Client shall have no interest in or claim to the PINE Tools, except as necessary to receive, use, and exercise its rights with respect to Work Product that may incorporate or use the PINE Tools. In addition, notwithstanding any provision of this Agreement to the contrary, PINE shall be free to use any ideas, concepts, or know-how developed or acquired by PINE during the performance of this Agreement to the extent obtained and retained by PINE personnel as impression and general learning; provided that such impressions or general learning do not incorporate or require the use of Client’s Confidential Information. Nothing in this Agreement shall be construed to preclude PINE from using the PINE Tools in connection with servicing other unaffiliated clients and customers.

7.       Independent Contractor.

(a)       PINE, the CCO, and PFO shall for all purposes be independent contractors of Client, not employees, and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent Client in any way. Nothing herein shall be construed to constitute PINE as the agent or employee of Client, or Client as the agent or employee of PINE, and neither party shall make any representation to the contrary. Employees and officers of PINE will not be employees or officers of Client or its affiliates; provided, however, that the CCO and PFO will be deemed to be officers of Client.

(b)       PINE may delegate or subcontract any or all of its functions and responsibilities pursuant to this Agreement to one or more persons who agree to comply with the terms of this Agreement (each, a “Delegee”); provided that, in such event, except as provided in Appendix A, (i) the compensation of such Delegee shall be paid by, and be the sole responsibility of, PINE; and (ii) PINE shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of its Delegees to the same extent it would be for its own acts. Notwithstanding the foregoing, PINE shall have no liability or responsibility whatsoever for any third-party services, products, hardware, software, information or materials selected or retained by, or at the direction of, Client.

8.       Standard of Care; Exculpation; Indemnification.

(a)       PINE shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by PINE in writing. PINE shall use its best judgment and efforts in rendering the Services contemplated by this Agreement.

(b)       Notwithstanding anything in this Agreement to the contrary, PINE shall not be liable to the Client or any of its Stakeholders (as defined below) for any action or inaction of PINE relating to any event whatsoever in the absence of fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct, or breach of this Agreement by any of the PINE Parties. Further, PINE shall not liable to Client or any of the its Stakeholders for any action taken or failure to act in good faith reliance upon: (i) the advice and opinion of Client’s legal or tax counsel; (ii) any inaccurate, misleading, or incomplete information it receives from Client or Client’s authorized agents; and (iii) any certified copy of any resolution of evidencing the corporate action of Client and its affiliates. For purposes of this Agreement, “Stakeholder” means the Client’s affiliates, and each of their respective officers, directors, trustees, shareholders, investors, beneficiaries, employees, agents, and representatives. “Recklessness” means that the Party actually knew its actions would likely result in substantial harm to the other Party; “Gross Negligence” means an act or failure to act which materially deviates from a reasonable course of conduct and which evinces a serious or substantial disregard of, or indifference to, the harmful consequences thereof; and “Willful Misconduct” means a wrongful, intentional act or failure to act with intentional disregard of the harm that could result thereof.

(c)       PINE agrees to indemnify and hold harmless Client, its officers, directors, contractors, agents and employees (collectively, the “Client Parties”) against all damages, liabilities and costs, including reasonable attorneys’ fees, suffered or incurred by Client or the Client Parties in connection with any third-party claims against any of the Client Parties to the extent arising out of or related to the fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct, or material breach of this Agreement by any of the PINE Parties. Notwithstanding the foregoing, PINE shall not be required to indemnify any of the Client Parties if, prior to confessing any claim against the applicable Client Parties, the applicable Client Parties do not give PINE written notice of and reasonable opportunity to defend against the claim in its own name or in the name of the applicable Client Parties.

(d)       Client agrees to indemnify and hold harmless the PINE Parties against all damages, liabilities and costs, including reasonable attorneys’ fees, suffered or incurred by any of the PINE Parties in connection its performance of the Services pursuant to this Agreement; provided however, that nothing contained herein shall entitle any of the PINE Parties to indemnification with respect to any claim arising solely as a result the fraud, bad faith, Recklessness, Gross Negligence, Willful Misconduct, or material breach of this Agreement by any of the PINE Parties. Notwithstanding the foregoing, Client shall not be required to indemnify any of the PINE Parties if, prior to confessing any claim against the applicable PINE Parties, the applicable PINE Parties do not give Client written notice of and reasonable opportunity to defend against the claim in its own name or in the name of the applicable PINE Parties.

9.       Representations and Warranties. Each Party represents and warrants to the other as follows:

(a)      Such Party is duly organized and validly existing under the laws of the relevant jurisdiction and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification;

(b)      Such Party has full power and authority and is permitted by applicable law to enter into this Agreement and to perform its duties and obligations pursuant to this Agreement;

(c)      This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(d)       Such Party has and will at all times during the Term comply in all material respects with Applicable Law;

(e)       Such Party has and shall at all times during the Term maintain policies of insurance reasonable and customary for its business;

(f)      Such Party has obtained and will maintain in full force and effect during the Term, all registrations, filings, approvals, authorizations, consents, licenses or examinations required by any government, governmental authority or other regulatory agency necessary conduct its business; and,

(g)     There is no administrative, civil or criminal proceeding pending or threatened against such party that is reasonably likely to have a material adverse effect on either Party’s business, reputation, financial condition, or ability to perform its obligations under this Agreement.

The foregoing representations and warranties shall be continuing during the Term of this Agreement, and, if at any time any Party shall become aware of the occurrence of any event which could make any of the foregoing materially incomplete or inaccurate, such party shall promptly notify the other Party in writing of the occurrence of such event. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES DO NOT MAKE, AND HEREBY DISCLAIM, ALL OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS AND NONINFRINGEMENT OF THIRD PARTIES’ RIGHTS.

10.       Confidentiality.

(a)       During the Term and at all times thereafter, each Party agrees that: (i) it shall not use the Confidential Information (as defined below) of the other Party for any purpose other than the fulfillment of its duties and obligations under this Agreement; (ii) it shall not disclose the Confidential Information of the other Party to any person or organization other than the employees, contractors, consultants, agents, and representatives of the Parties that have a need to know the information in connection with the Services; (iii) it shall maintain commercially reasonable information security policies and procedures for protecting the Confidential Information of the other Party; and (iv) it shall promptly notify the other Party of any actual or suspected unauthorized use or disclosure of the other Party’s Confidential Information. Each Party further represents that each of its officers, directors, trustees, employees, contractors, consultants, agents and representatives is aware of such Party’s obligations pursuant to this Section and is subject to an obligation of confidentiality with respect to the Confidential Information of the other Party that is no less restrictive as the terms hereof.

(b)       For purposes of this Agreement, “Confidential Information” means all nonpublic confidential and proprietary information of a Party and its respective affiliates, employees, customers, and investors, and includes without limitation, their technology, know-how, processes, trade secrets, contracts, proprietary information, historical and projected financial information, business strategies, operating data and organizational and cost structures, product descriptions, portfolio information, trading practices and strategies, security protocols, pricing information, and customer and vendor information (which includes, without limitation, names, addresses, telephone numbers, account numbers, demographic, financial and transactional information). Confidential Information does not include information that: (i) is in the public domain through no fault of or action the recipient Party; (ii) was rightfully available to recipient Party prior to its disclosure hereunder by the disclosing Party to the recipient Party; (iii) was independently developed by the recipient Party without any access to or use of the disclosing Party’s Confidential Information; or (iv) became rightfully available from any third party not known by the recipient Party to be under an obligation of confidentiality to the disclosing Party.

(c)       If either Party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information of the other Party, it may disclose such Confidential Information to the extent legally required; provided, however, that the Party that is legally compelled to disclose such information, unless prevented by regulatory authorities from doing so, shall (i) first notify the other Party’s officers and legal counsel of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the other Party’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the Parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require any Party to fail to honor a subpoena, court or administrative order, or other legal requirement on a timely basis.

11.       Non-Solicitation.

(a)       During the Term and for a period of twelve (12) months after the expiration or termination hereof, neither Party shall, directly or indirectly, either for itself or on behalf of any other firm, person or entity, solicit to employ, employ, or retain as a consultant or independent contractor any person who during the preceding twelve (12) month period was in the employment or a routine contractor of the other Party without the other Party’s prior written consent. Notwithstanding the foregoing, this Section shall not prohibit a Party hiring an employee or routine contractor of the other Party who answers any general advertisement or who otherwise voluntarily applies for hire without having been personally solicited by the restricted Party or its affiliates.

(b)       PINE and Client acknowledge and agree that, due to the uniqueness of the Services to be provided by, and access of, their respective employees, and the confidential nature of the information such employees will possess, the covenants set forth herein are reasonable and necessary for the protection of their business and goodwill. PINE and Client expressly acknowledge the importance of the covenants set forth in this Section 11 and recognize that each of them would not enter into this Agreement and/or would not permit the access to its services, records or confidential information without the other’s consent hereto.

12.       Term; Termination

(a)       Unless sooner terminated in accordance with the remaining provisions of this Section, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect for a period of twelve (12) months from the commencement of the Services, and thereafter shall be automatically extended for successive twelve (12) month terms unless a Party provides the other Party with a notice of non-renewal at least sixty (60) days prior to the end of the then-current Term. Not less than ninety (90) days prior to the expiration of the then-current Term, PINE will provide Client with written notice of any changes to the terms, fees and Services provided under this Agreement. If Client does not object in writing to such changes or provide PINE with a written notice of non-renewal at least sixty (60) days prior to the end of the then-current Term, the changes proposed by PINE shall be deemed to be accepted and adopted by Client, shall be deemed for all purposes to amend this Agreement in the manner set forth in PINE’s written notice, and shall become operative and effective on the first day of the applicable renewal Term. If Client timely objects in writing to such changes at least sixty (60) days prior to the end of the then-current Term, the Term of this Agreement shall not be extended and will expire at the conclusion of the then-current Term unless the Parties agree in writing to such renewal on mutually agreeable terms.

(b)       This Agreement may be terminated prior to the expiration of the Term in the following circumstances:

i.	By mutual written agreement of the Parties at any time.

ii.	With respect to the Services provided by the CCO or PFO, and without penalty to either party, by the Trust’s Board on sixty (60) days’ prior written notice to PINE. Should the Trust terminate the Services of the individual appointed by PINE to serve as CCO or PFO for any reason, PINE shall have the right to designate another qualified employee of PINE, subject to ratification by the Board and the independent trustees of the Board, to serve as temporary CCO or PFO at the compensation contemplated in Appendix B until a successor CCO or PFO is selected and approved by the Board.

iii.	By a Party for cause if: (A) the other Party materially defaults in the performance of any of its duties or obligations under this Agreement (other than a Client payment default) and fails to substantially cure such default within fifteen (15) days after being given written notice of such default; (B) the other Party becomes insolvent, dissolves, goes into liquidation, bankruptcy or insolvency or if a receiver is appointed over any of such Party’s assets; or (C) the other Party engages or is alleged to have engaged in any activity or conduct that the terminating Party reasonably believes is a material violation of Applicable Law or would materially prejudice the business reputation of the terminating Party.

iv.	By PINE for cause if: (A) Client defaults in the payment when due of any amount due to PINE pursuant to this Agreement and fails to cure such default within five (5) days after being given written notice of such payment default; (B) Client on three (3) or more occasions fails to timely provide complete and accurate instructions, explanations, information, and documentation that is reasonably requested by PINE within fifteen (15) days of receiving written request therefore; or (C) Client declines to implement PINE’s advice with respect to an accounting and/or compliance matter within the scope of Services for which PINE is responsible within fifteen (15) days of receiving written notice from PINE identifying the critical nature of the advice, PINE’s recommended course of action, and PINE’s basis for concluding that implementing such course of action is necessary or appropriate.

(c)       Upon a termination pursuant to this Section 12, Client will compensate PINE for Services actually provided through the effective date of any such termination within ten (10) days of the effective date of such termination. Upon the expiration or earlier termination of this Agreement, PINE agrees to: (i) use reasonable efforts to assist Client, and any successor service provider(s) appointed by Client, in connection with the related transition of the Services to any such new service provider(s) or to Client internally, as applicable, which includes without limitation providing 15 hours of training services (or such amount of training as is deemed reasonably necessary and appropriate); and (ii) promptly return to Client any Confidential Information, including, without limitation, the books and records of Client. Any training and other services under this section shall be billed at an hourly rate of $250.

13.      Limitation of Damages. NOTWITHSTANDING ANY OTHER PROVISIONS HEREUNDER OR UNDER ANY STATUTES, NEITHER PARTY, NOR THEIR MEMBERS, SHAREHOLDERS, OFFICERS, DIRECTORS, TRUSTEES, OR EMPLOYEES, SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE (INCLUDING, WITHOUT LIMITATION, RELATED ATTORNEYS’ FEES), WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT OR OTHERWISE, WHETHER OR NOT FORESEEABLE, EVEN IF SUCH PARTY, ITS MEMBERS OR SHAREHOLDERS, OR ITS OFFICERS, DIRECTORS, TRUSTEES, OR EMPLOYEES HAVE BEEN ADVISED OR WERE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. Except for PINE’S indemnification obligations hereunder, which are not limited by this paragraph, the liability of PINE to Client for any and all claims relating to this Agreement or Services provided by PINE hereunder, whether a claim be in tort, contract, or any other theory of law, and whether by statute or otherwise, shall not, in the aggregate, exceed the total professional fees ACTUALLY paid by Client to PINE under this Agreement.

14.       Miscellaneous

(a)       Survival. The provisions of Sections 4, 6, 7, 8, 12, 13, and 14 shall survive the termination of this Agreement.

(b)       Assignment. This Agreement shall bind, benefit and be enforceable by and against PINE and Client and, to the extent permitted hereby, each of their respective successors and assigns. Except as expressly contemplated herein, neither party hereto shall assign this Agreement or any of its rights hereunder without the other’s prior written consent.

(c)      Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado, without regard to the conflict of laws principles thereof.

(d)       Dispute Resolution.

i.	If any dispute arises under this Agreement, including, without limitation, any claim or breach of any provision of this Agreement, any effort to enforce the terms of this Agreement, and any dispute as to the enforceability, or not, of this Section 13(d) (a “Dispute”), the Parties will use their best efforts to resolve such Dispute by good-faith negotiation and mutual agreement.

ii.	If the Dispute is not resolved within 20 days of the date on which the Dispute is first raised, the Parties will attempt to settle such Dispute through a non-binding mediation proceeding to be held within 30 days of a Party submitting a written notice to the other Party demanding mediation. If any Party to such mediation proceeding is not satisfied with the results thereof, then any unresolved Disputes will be finally settled in accordance with an arbitration proceeding. In no event shall the results of any mediation proceeding be admissible in any arbitration or judicial proceeding.

iii.	Any Dispute that cannot otherwise be resolved as provided above will, upon written notice by either party demanding arbitration, be resolved by binding arbitration in Denver, Colorado, before a single arbitrator as mutually agreed to by the Parties, with at least ten years of experience in resolving business contract matters, and in accordance with the rules of, but not to be administered by, the American Arbitration Association then existing. If the Parties cannot agree upon the identity of a single arbitrator within seven days after the notice demanding arbitration, either party may request the Judicial Arbiter Group (“JAG”) in Denver, Colorado, appoint, on an expedited basis, one arbitrator from the JAG panel of arbitrators whom is a former judge, has at least ten years of experience as a judge and whom shall be able to commence the arbitration proceedings (with at least an initial hearing) within fourteen (14) days following the appointment. No Party to any such Dispute shall be entitled to any punitive damages. Judgment may be entered upon any award granted in any such arbitration in any court of competent jurisdiction. The arbitral award shall be final and binding. Each Party agrees to waive its right to seek remedies in court, including any right to a jury trial; provided, however, that nothing in this paragraph will constitute a waiver of any right any Party may have to choose a judicial forum to the extent such a waiver would violate applicable law. Notwithstanding the foregoing, each Party retains the right to seek judicial assistance: (1) to compel arbitration; (2) to obtain interim measures of protection prior to or pending arbitration; (3) to seek injunctive relief in any courts of jurisdiction as may be necessary and appropriate; and (4) to enforce any decision of the arbitrator, including the final award. It is agreed that, in the event of arbitration, the Parties will keep the proceedings and results confidential except as required by law or reasonable business necessity.

iv.	In the event of any Dispute, the prevailing party in any legal proceeding to enforce the terms of this Agreement will be entitled to recover, in addition to all other relief obtained in the legal proceeding, an award of such party’s reasonable costs and attorneys’ fees.

(e)       Waiver of Jury Trial. THE PARTIES HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT. THE PARTIES EACH ACKNOWLEDGE THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS UNDER THIS AGREEMENT. EACH PARTY FURTHER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY TO HAVE LEGAL COUNSEL REVIEW THE WAIVER. THE WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(f)       No Third-Party Beneficiaries. No person other than PINE and Client is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any person other than Client (including without limitation its Stakeholders) any direct, indirect, derivative, or other rights against PINE, or (ii) create or give rise to any duty or obligation on the part of PINE (including without limitation any fiduciary duty) to any person other than Client, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

(g)       Force Majeure. Without in any way limiting the generality of the foregoing, neither party shall in any event be liable for, nor shall it be considered a breach by such party of this Agreement with respect to, any loss or damage arising from causes beyond its reasonable control, including, without limitation, delay or cessation of Services or other obligations hereunder or any damages the other Party resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, computer hacking, natural disaster, change in law or regulation or other governmental action, communications disruption including internet outage or outage of other networked environment), act of terrorism, fire, public health crisis, or other cause, whether similar or dissimilar to any of the foregoing, in the case of each of the foregoing, which was not within such party’s reasonable control (“Force Majeure Events”). In addition, to the extent any of PINE’s obligations hereunder are to oversee or monitor the activities of third parties, PINE shall not be liable for any failure or delay in the performance of PINE’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with PINE.

(h)       Amendment; Waiver. Except as expressly provided hereunder, this Agreement shall not be amended except by a writing signed by the Parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties or from any failure by either party to assert its or his rights hereunder on any occasion or series of occasions.

(i)       Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (i) upon personal delivery to the Party to be notified; (ii) when sent by confirmed electronic mail if sent during normal business hours of the recipient, if not, then on the next day that is not a Saturday, Sunday, or statutory holiday in the State of Colorado; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Parties at their respective addresses below or at such other addresses as either Party may designate to the other Party in accordance with this paragraph.

To PINE:	To Client:
Derek Mullins c/o PINE Advisors LLC 501 S. Cherry Street, Suite 610 Denver, Colorado 80246 Derek@pineadvisorsolutions.com	Thomas Florence c/o Tortoise Capital Series Trust 6363 College Blvd., Suite 100A Overland Park, Kansas 66211 tflorence@tortoiseecofin.com

(j)       Severability. The invalidity or partial invalidity of any provision of this Agreement shall not invalidate the remainder thereof, and the remainder shall remain in full force and effect. If one or more of the provisions contained in this Agreement is held to be invalid, illegal, or otherwise unenforceable at law, such provision(s) shall be construed by the appropriate arbitral or judicial body by limiting or reducing it or them to make it or them valid, legal or otherwise enforceable to the maximum extent allowed with then applicable law.

(k)       Integration. This Agreement embodies the entire agreement and understanding among the Parties relative to the subject matter hereof and supersede all prior agreements and understandings, oral or written, relating to such subject matter.

(l)      Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties hereto.

(m)       Captions. The captions of the sections of this Agreement are for convenience of reference only, and in no way define, limit or affect the scope or substance of any section of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement with the intent that this Agreement be effective as of the Effective Date.

PINE:

PINE Advisors LLC

Date:
Derek Mullins
Co-Founder and Managing Partner

CLIENT:

Tortoise Capital Series Trust

Date:
Thomas Florence
CEO

APPENDIX A

Trust Principal Financial Officer (“PFO”) Services

Trust PFO Services

►	Provide a qualified individual to serve as the Trust PFO
►	General oversight of the Trust’s fund accounting agent, third party administrator, transfer agent and custodian to ensure execution and timely delivery of financial filings and reporting obligations of the Trust
►	Review unitary fee calculations
►	Coordinate and review regulatory filings as prepared by the administrator including Form N-CSR, Form N-PORT, Form N-CEN, Form N-PX, Form N-23C3A, 485 (a) and (b) filings, and other filings, as required by the Investment Company Act of 1940
►	Conduct Disclosure Control meetings in conjunction with financial statement filings
►	Coordinate the Trust’s annual audit
►	Sign off and certify semi-annual and annual reports on Form N-CSR
►	Assist with the Liquidity Risk Management Program
►	Review and sign off on monthly Form N-PORT
►	Review ASC 820 designations for each security for inclusion in financial statements
►	Coordinate with the administrator and independent registered public accounting firm on the review of periodic income distributions, annual capital gain distributions, excise tax requirements, tax extensions and tax returns
►	Review and assist with the filing of the annual fidelity bond (40-17G)
►	Attend and assist with monthly and ad-hoc fair valuation committee meetings in accordance with Rule 2a-5
►	Attend quarterly Board and Audit Committee meetings telephonically or in person, with on-site visits as needed with reasonable travel expenses paid by the Trust

Trust Chief Compliance Officer (“CCO”) Services

Trust CCO Services

►	Provide a qualified individual to serve as the Trust CCO
►	Initial drafting of Trust compliance policies and procedures
►	Initial and ongoing testing of Trust compliance policies and procedures
►	Annual 38a-1 review and report of findings
►	Service provider oversight and periodic due diligence to ensure adequate service levels and compliance procedures
►	Annual due diligence of the Adviser and Trust service providers, with on-site visits as needed with reasonable travel expenses paid by the Trust
►	Attend annual Board meetings in person and quarterly board meetings virtually, with on-site visits as needed with reasonable travel expenses paid by the Trust
►	Incorporate any new or amended regulations into the Trust compliance policies and procedures as needed
►	Coordinate and serve as point contact for SEC exam of the Trust
►	Provide Trust AML program and serve as AML Officer of the Trust

APPENDIX B

Trust PFO Services – Base Fees

Description:	$[•] annually*

Trust PFO Services – Ongoing Fees

Description:	$[•] annually for each Fund, beyond five (5)*

Trust CCO Services – Base Fees

Description:	$[•] annually*

Trust CCO Services – Additional Fees

Description:	$[•] at the time of initial set up $[•] annually for each sub-adviser* $[•] annually for each Fund, beyond five (5)*

*Annual ongoing fees will be broken down into monthly payments to be invoiced on the 1st of each month.